Exhibit 21.1
HARMONIC INC. AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
The following table lists the direct and indirect subsidiaries of Harmonic Inc. as of December 31, 2018:

Name	State or Other Jurisdiction of Incorporation or Organization
Harmonic Delaware, L.L.C.	U.S.A.
Harmonic Germany GmbH	Germany
Harmonic Global Limited	Cayman Islands
Harmonic Japan GK	Japan
Harmonic India Private Limited	India
Harmonic International A.G.	Switzerland
Harmonic International Inc.	U.S.A.
Harmonic International Limited	Bermuda
Harmonic Lightwaves (Israel) Ltd.	Israel
Harmonic Singapore P.T.E. Ltd.	Singapore
Harmonic Spain SL	Spain
Harmonic Technologies (HK) Limited	Hong Kong
Harmonic (UK) Limited	United Kingdom
Harmonic Video Networks Ltd.	Israel
Horizon Acquisition Ltd.	Israel
Harmonic Brasil LTDA	Brazil
Harmonic S.R.I.	Argentina
Harmonic Mexico International	Mexico
Harmonic Video Networks Malaysia Sdn Bhd	Malaysia
Harmonic International Australia Pty Ltd	Australia
Harmonic Italia Srl	Italy
Harmonic Technologies (Beijing) Co. Ltd	China
Kepler M2 SAS	France
Financiere Kepler SAS	France
Kepler SAS	France
Harmonic SAS	France
Thomson Video Networks Asia Pacific Pte. Ltd.	Singapore
Thomson Video Networks India Private Ltd	India
Thomson Video Networks Technology (Beijing) Co., Ltd.	China
Thomson Video Networks Do Brazil LTDA	Brazil